EXHIBIT 10.2

                          BUSINESS COOPERATION AGREEMENT

    This Business Cooperation Agreement, dated as of April 11, 1997 (this "Agreement"), is between Cal Dive International, Inc., a Minnesota corporation having its principal office at 13430 Northwest Freeway, Suite 350, Houston, Texas 77040-6013 ("Cal Dive"), and Coflexip Stena Offshore Inc., a Texas corporation having its principal office at 7660 Woodway, Suite 390, Houston, Texas 77063 ("CSO").

    Whereas Cal Dive and CSO desire to form a joint venture entity to combine the parties' respective abilities to enable the parties, through such entity, to pursue opportunities in the offshore oil and gas industry in the Gulf of Mexico and Caribbean in connection with EPIC Projects (as hereinafter defined) for which the parties would not be able to effectively compete in their individual capacities; and

    Whereas the parties wish to set out the terms, conditions, and provisions pursuant to which they will establish and interface with the joint venture entity and each other;

    Now, therefore, in consideration of the various covenants and agreements of the parties to and with each other set forth herein, Cal Dive and CSO, intending to be legally bound, agree as follows:

1. DEFINITIONS. The following capitalized terms shall have the meanings ascribed to them below:

    "Affiliate" of a Person means any Person who directly or indirectly controls, is under common control with, or is controlled by, such Person, where "control" means the power and ability to direct the management and policies of the controlled Person through ownership of voting shares of the controlled Person or by contract or otherwise.

    "Bankruptcy" shall mean (a)the affected Person makes an assignment for the benefit of creditors, commences (as the debtor) a case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law; (b) a case in bankruptcy or any proceeding under any other insolvency law is commenced against such Person (as the debtor) and a court having jurisdiction in the premises enters a decree or order for relief against such Person as the debtor in such case or proceeding, and such case or proceeding is continued for sixty
(60) days, or such Person consents to or admits the material allegations against it in any such case or proceeding; (e) a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors, and such appointment or authorization continues without being stayed or dismissed for a period of sixty (60) days; or (d) any "event of bankruptcy" described in Section 18-304 of the Delaware Limited Liability Company Act, 6 DEL. C. ss. 18-101, ET SEQ., as amended from time to time.

    "Board" means the Board of Managers or a comparable body of the Joint Venture Entity or, if the Joint Venture Entity is formed as a limited partnership pursuant to paragraph 2(a) of this Agreement, the Board of Managers of the general partner of the Joint Venture Entity.

    "Cal Dive Services" means those services described on Schedule A-1 attached hereto which are to be provided to the Joint Venture Entity by Cal Dive and/or its Affiliates.

    "Controlling Interest" means an interest conferring on the Person holding such interest the power and ability to direct the management and policies of the controlled enterprise through ownership of voting shares of
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the controlled enterprise or by contract or otherwise. For purposes hereof, no such interest of 5% or less shall be deemed to be a Controlling Interest.

    "CSO Services" means those services described on Schedule A-2 attached hereto which are to be provided to the Joint Venture Entity by CSO and/or its Affiliates.

    "EPIC Projects" means projects, generally but not necessarily involving engineering, procurement, installation and commissioning, that require at least one Cal Dive Service and one CSO Service where the aggregate contract value of the combined Cal Dive Services and CSO Services involved in the project is at least $25 million, and any such other projects as the parties may agree as being within the intended scope of the Joint Venture Entity.

    "Expenses" means any and all notices, actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements.

    "Formation Documents" means a Certificate of Formation, Limited Liability Company Agreement and such other certificates, affidavits, agreements or other documents which are necessary to cause the Joint Venture Entity to be duly formed and qualified to do business in such jurisdictions in which qualification is required based on the business expected to be conducted by the Joint Venture Entity. If the Joint Venture Entity is formed as a limited partnership pursuant to paragraph 2(a) of this Agreement, the Formation Documents shall include a Certificate of Limited Partnership and Limited Partnership Agreement.

    "Joint Venture Entity" means the Delaware limited liability company or limited partnership to be formed pursuant to Section 2 of this Agreement.

    "Legal Proceeding" means any judicial, civil, criminal, equitable, administrative or arbitral actions, suits, charges, complaints, demands, proceedings (public or private), claims or governmental proceedings.

    "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, security interest, encumbrance or other adverse claim of any kind with respect to such property or asset.

    "Losses" means any and all losses, liabilities, obligations, damages, deficiencies, costs, expenses and amounts paid in settlement.

    "Member" means Cal Dive, CSO and any other holder of equity interests in the Joint Venture Entity.

    "Percentage Interest" means the respective percentage ownership interest of each Member in the Joint Venture Entity and shall initially mean with respect to Cal Dive and CSO the Percentage Interests set forth on Schedule B attached hereto.

    "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

    "Restricted Period" means the period commencing on the earlier of the formation of the Joint Venture Entity or June 30, 1997 and ending on the date this Agreement terminates.

    "Services" means the Cal Dive Services and the CSO Services, collectively.
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    "Technology" means the proprietary processes, improvements, trade secrets, designs, data, plans, specifications, know-how, computer software, operating experience and other information, whether patented or unpatented, copyrighted or uncopyrighted that is presently owned by Cal Dive or CSO or may be developed by Cal Dive, CSO or the Joint Venture Entity in connection with the transactions contemplated by this Agreement.

    "Territory" means the Gulf of Mexico (from both the United States and Mexican territory including adjacent territorial waters and the continental shelf), the Caribbean and such additional geographic areas as Cal Dive and CSO shall mutually agree in writing.

    "Transfer" means to encumber, hypothecate or transfer (including a transfer pursuant to a foreclosure sale of any of the assets of a Member or in connection with a liquidation of the assets of a Member in connection with a Bankruptcy), by sale, gift, assignment, pledge, operation of law or otherwise.

2.      THE JOINT VENTURE ENTITY.

    (a) FORMATION. As soon as practicable after the execution of this Agreement but in any event no later than June 30, 1997, Cal Dive and CSO shall cause the Joint Venture Entity to be formed as a Delaware limited liability company under a name mutually agreed to by the parties and shall cause the Formation Documents to be duly executed and filed as necessary. The Formation Documents shall be governed by Delaware Law without regard to its conflicts of laws principles. The provisions of this Agreement shall be incorporated into the Formation Documents to the extent necessary to make such provisions enforceable. To the extent that it is necessary to form the Joint Venture Entity as a partnership for state or foreign income tax purposes, the parties agree that the Joint Venture Entity will be formed as a Delaware limited partnership in which each of the parties will be limited partners and a newly-formed Delaware limited liability company will be the general partner owning a 1% interest in the Joint Venture Entity. In such event, the governance provisions in this Agreement shall be incorporated into the organizational documents of the general partner and shall control the general partner's management of the Joint Venture Entity.

    (b) CAPITAL CONTRIBUTIONS. Cal Dive and CSO shall each contribute to the Joint Venture Entity such capital and/or property as shall be mutually agreed by the parties and described in the Formation Documents, and in consideration therefor the parties shall receive the respective Percentage Interests set forth on Schedule B. The value of the capital and/or property contributed to the Joint Venture Entity by each of Cal Dive and CSO shall have a fair market value (net of any liabilities to which such capital or property is subject which are assumed by the Joint Venture Entity) equal to their respective Percentage Interests multiplied by the fair market value of all capital and/or property contributed to the Joint Venture Entity by Cal Dive and CSO collectively. Except as mutually agreed by the parties and disclosed in the Formation Documents, Cal Dive and CSO shall have good and marketable title to the capital and/or property contributed by each of them to the Joint Venture Entity, and such capital and/or property shall be contributed to the Joint Venture Entity free and clear of all Liens other than, in the case of Cal Dive, Liens in favor of Fleet Capital Corporation ("Fleet") in connection with that certain Loan and Amended and Restated Security Loan Agreement dated as of May 23, 1995 between Cal Dive and Fleet, as the same may hereafter be amended, modified or supplemented from time to time. Cal Dive and CSO may make future contributions to the Joint Venture Entity to the extent agreed in writing between the parties. In the event that the Board determines that additional capital is necessary to operate the Joint Venture Entity and one party contributes additional capital but the other does not, the Percentage Interests of the parties shall be adjusted proportionately based on the additional amount contributed by the party and the agreed value of the capital and property contributed to the Joint Venture Entity prior to such additional contribution.
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    (c) GOVERNANCE. The Joint Venture Entity shall be governed by the Board. The
Board shall initially consist of two members, with one member being appointed by each of Cal Dive and CSO. The Board may increase or decrease its size at any time; provided, the Board shall at all times consist of an even number of members and each of Cal Dive and CSO shall at all times be entitled to appoint an equal number of members to the Board. The Persons appointed as members of the Board shall be officers or employees of Cal Dive, CSO or their Affiliates. A majority of the Board shall constitute a quorum for the conduct of business and the affirmative vote of a majority of the Board members present at a meeting at which a quorum is present shall be required to take action by the Board except as provided below:

    (i) A majority of the members of the Board appointed by Cal Dive or CSO shall have the power to authorize and take such actions as are necessary to cause the Joint Venture Entity to enforce any rights it has against CSO or Cal Dive, respectively; and

    (ii) Contracts between the Joint Venture Entity and a Person relating to Cal Dive Services and contracts between the Joint Venture Entity and a Person relating to CSO Services, in each case after complying with paragraph 3(c) of this Agreement, may be authorized by a majority of the members of the Board appointed by CSO or Cal Dive, respectively.

    (d) TAX TREATMENT. Cal Dive and CSO agree to take all actions, including but not limited to making such elections and including appropriate provisions in the Formation Documents, which are necessary to cause the Joint Venture Entity to be taxed as a partnership for federal, state (where possible) and foreign income tax purposes.

    (e) DISTRIBUTION. The Formation Documents shall require that, unless otherwise unanimously agreed by the Members, the Joint Venture Entity must make distributions at such times and in such amounts as shall permit the Members to satisfy their respective tax obligations resulting from income or gain of the Joint Venture Entity allocated to them. The Joint Venture Entity shall make such other distributions as shall be determined from time to time by the Board. All distributions shall be allocated between or among the Members based on the respective Percentage Interests of the Members.

    (f) FISCAL YEAR. Cal Dive and CSO agree to take all actions necessary to cause the fiscal year end of the Joint Venture Entity to be December 31st of each year.

    (g) DURATION. The duration of the Joint Venture Entity shall be perpetual or for such limited period as the parties may mutually agree; provided, that upon the expiration or termination of this Agreement pursuant to Section 5 hereof and after such period of time as may be required for the Joint Venture Entity to perform or complete contracts entered into or undertaken prior to the expiration or termination of this Agreement, Cal Dive and CSO each agree to execute and file or cause to be filed such documents as are necessary to dissolve the Joint Venture Entity and its general partner, if applicable.

    (h) DISSOLUTION. Upon the dissolution of the Joint Venture Entity its assets shall be liquidated and distributed to the Members as provided in the Formation Documents. The Formation Documents shall provide for the distribution in-kind to Cal Dive or CSO, upon their request and provided sufficient assets are available, of any assets contributed to the Joint Venture Entity by Cal Dive or CSO, respectively, as described in the Formation Documents. Assets distributed in-kind shall be treated as a distribution equal to the fair market value of the asset on the date of distribution as determined by an independent appraiser selected the Board having expertise in valuing the type of asset being distributed (an "Independent Appraiser"). If there are not sufficient assets of the Joint Venture Entity to distribute assets in-kind as provided by this paragraph, Cal Dive and CSO
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shall each have the option to purchase any assets contributed by them to the
Joint Venture Entity pursuant to this Agreement for the fair market value of such assets as of the date of purchase as determined by an Independent Appraiser.

    (i) TRANSFER RESTRICTIONS. The parties agree that the purpose for using the Joint Venture Entity to carry out the activities contemplated by this Agreement is to limit the liability of the parties in connection with such activities and to provide the parties with favorable tax treatment for income resulting from such activities. Because of the personal nature of the Services to be provided to the Joint Venture Entity by the parties and the importance to the Joint Venture Entity of its relationship with each of the parties, the parties agree to cause the Formation Documents to contain prohibitions on transfer of interests in the Joint Venture Entity and the general partner, if applicable (collectively, the "Interests"), except in accordance with the following provisions: (i) an option provision pursuant to which the Joint Venture Entity and the non-transferring Member have an option to purchase any Interests for the book value of such Interests upon the Bankruptcy of the holder of such Interests or the occurrence of any event which could result in an involuntary Transfer of such Interests; (ii) a provision granting Coflexip, a French corporation which is an Affiliate of CSO ("Coflexip"), and/or its Affiliates the right to purchase Cal Dive's Interests under certain circumstances as provided in Section 10.2 of that certain Shareholders Agreement dated as of the date hereof among Cal Dive, Coflexip and the other shareholders of Cal Dive; or (iii) a provision permitting a party to Transfer its Interests after complying with the following procedures:
(A) a party proposing to Transfer its Interests (the "Transferring Party") must give the other party (the "Non-Transferring Party") written notice of such intention and the price at which it proposes to Transfer its Interests and such other material terms regarding such Transfer as may then be in the possession of the Transferring Party; (B) the parties will negotiate in good faith for a period of up to one year to reach agreement on the terms and conditions of the proposed Transfer (including, without limitation, if necessary, the survival following the Transfer of certain obligations of the Transferring Party under this Agreement) while using their reasonable best efforts during such negotiations to maintain the value of the Joint Venture Entity; (C) if the parties cannot reach agreement within such one-year period, either party may, within ten (10) days following the end of such period, offer to sell such party's Interests to the other party, which offer shall be in writing and shall specifically reference this clause (iii) of this paragraph (2)(i); (D) if such offer is not accepted by the other party within ten (10) days, the offering party shall have the right, exercisable in writing for a period of ten (10)
days, to purchase the other party's Interests at the price for which it offered to sell its Interests to the other party (adjusted to take into account the different Percentage Interests of the respective parties); (E) if an offer to sell is accepted or the offering party exercises its right to purchase pursuant to this paragraph, the transaction shall be completed within thirty (30) days of such acceptance or exercise; (F) if no offer to sell is accepted and no party exercises its right to buy, the Non-Transferring Party shall have the right, for a period of ten (10) days following the last applicable time period above (i.e., ten (10) days after the end of the one-year period if no offer is made or thirty
(30) days after the end of the one-year period if an offer is made), to terminate this Agreement pursuant to paragraph 5(b); and (G) if this Agreement is not terminated by the Non-Transferring Party pursuant to clause (iii)(F) above, the Transferring Party may Transfer its Interests at a price no less than the price specified in the notice given pursuant to clause (iii)(A) above. The Formation Documents shall require that a party's interest in the general partner of the Joint Venture Entity, if applicable, be Transferred simultaneously with a party's interest in the Joint Venture. Upon a Transfer by a party of its Interests, such party's rights and obligations under this Agreement and the Formation Documents shall cease except for the obligations of such party under the paragraphs referenced in paragraph 5(c) of this Agreement. The Person to whom a party assigns its Interests shall have no rights (i) under this Agreement except to the extent that such rights are assigned to such assignee in compliance with paragraph 6(f) hereof, or (ii) under the Formation Documents, other than to share in profits and losses, receive distributions and receive allocations of income, gain, loss, deduction or credit to the extent assigned, unless such Person is admitted as a Member with the prior written consent of the other Member or Members of the Joint Venture Entity.
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      (j) DEADLOCK. If the Board has been unable to act for a period of at least six (6) months as a result of a dispute concerning the management of the Joint Venture Entity which has not been resolved pursuant to subparagraph 4(j)(i) hereof, either party may offer to sell such party's Interests to the other party. Any such offer shall be in writing and shall specifically reference this paragraph 2(j). If such offer is not accepted by the other party within fifteen
(15) days, the offering party shall have the right, exercisable in writing for a period of fifteen (15) days, to purchase the other party's Interests at the price for which it offered to sell its Interests to the other party (adjusted to take into account the different Percentage Interests of the respective parties). If an offer to sell is accepted or the offering party exercises its right to purchase pursuant to this paragraph, the transaction shall be completed within thirty (30) days of such acceptance or exercise. Upon a Transfer by a party of its Interests pursuant to this paragraph 2(j), such party's rights and obligations under this Agreement and the Formation Documents shall cease except for the obligations of such party under the paragraphs referenced in paragraph 5(c) of this Agreement.

3.      OPERATION OF THE JOINT VENTURE ENTITY.

    (a) EPIC PROJECTS. The primary purpose of the Joint Venture Entity is to procure contracts to undertake EPIC Projects in the Territory. Unless otherwise negotiated and mutually agreed on a projectby-project basis, the Joint Venture Entity shall bid as the prime contractor for such EPIC Projects and, subject to paragraph 3(c) below, Cal Dive and CSO shall subcontract with the Joint Venture Entity to provide, respectively, the Cal Dive Services and CSO Services required in connection with such EPIC Projects. With respect to each EPIC Project for which the Joint Venture Entity desires to compete, the Joint Venture Entity shall request a bid from Cal Dive for the performance of the Cal Dive Services required by such EPIC Project and shall request a bid from CSO for the performance of the CSO Services required by such EPIC Project. Cal Dive and CSO shall prepare and submit to the Joint Venture Entity bids for the Services based on the amounts regularly charged by them for comparable Services which they provide to their other customers, taking into account the geographic area in which the Services are to be performed, the scope of the Services to be performed and such other relevant pricing factors. Each party shall, upon the written request of the Joint Venture Entity, provide the Joint Venture Entity with information documenting that the amounts included in the bids submitted to the Joint Venture Entity are prepared on the basis set forth above. The Joint Venture Entity may accept such bids or may contract with other Persons pursuant to paragraph 3(c) below.

    (b) OTHER PROJECTS. When commercially practicable, the Joint Venture Entity may decide from time to time to seek to enter into contracts to provide Services or engage in other business activities in geographic areas outside the Territory or may seek to enter into contracts for projects within the Territory which are not EPIC Projects. With respect to such projects, Cal Dive shall have the option, but shall not be obligated, to provide the Cal Dive Services required by such projects and CSO shall have the option, but shall not be obligated, to provide the CSO Services required by such projects. The parties contemplate that subcontracts between the Joint Venture Entity and the parties will be entered into in the same manner as provided in paragraph 3(a) above except that the parties are not required to bid for such subcontracts. The Board shall, no less frequently than once every six (6) months, consider opportunities presented by projects outside the Territory having a scope comparable to EPIC Projects and shall solicit input from Cal Dive and CSO regarding any such opportunities. The Joint Venture Entity shall not enter into any projects outside the Territory unless specifically approved by the Board.

    (c) CONTRACTING WITH OTHERS. The Joint Venture Entity shall be free to contract with Persons other than Cal Dive and CSO for the performance of Services in connection with EPIC Projects or other projects if either Cal Dive or CSO, as applicable, is not willing to provide the Services on terms and conditions which are as favorable to the Joint Venture Entity as those offered by such other Persons. Prior to contracting with a
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Person other than Cal Dive or CSO for the performance of Services, the Joint
Venture Entity shall provide Cal Dive or CSO, as the case may be, with the terms and conditions which the Joint Venture Entity is proposing to accept from a third Person (the "Proposed Terms"). The Proposed Terms shall relate only to the Services or the Services shall be separately valued in the Proposed Terms. Cal Dive or CSO shall have the option of performing the Services on the same terms and conditions as the Proposed Terms or upon such other arm's-length terms and conditions as may be mutually agreed to in writing by the Joint Venture Entity and Cal Dive or CSO. If Cal Dive or CSO does not exercise its right to perform the Services in writing within ten (10) days after receiving the Proposed Terms from the Joint Venture Entity, the Joint Venture Entity shall be free to obtain the Services from another Person on terms and conditions which are no more favorable to the Person providing such Services than the Proposed Terms.

    (d) INTERNAL CONTRACTING. Notwithstanding paragraph 3(c), the Joint Venture Entity shall not contract with CSO to perform Cal Dive Services and shall not contract with Cal Dive to perform CSO Services. Notwithstanding any provision of this Agreement, the Joint Venture Entity shall have no obligation to contract with Cal Dive or CSO for any Services which it is capable of performing itself. Notwithstanding anything in this Agreement to the contrary, all transactions between the Joint Venture Entity and either party or an Affiliate of either party shall be no less favorable to the Joint Venture Entity than would be the case with unrelated entities in arm's-length transactions. Transactions between the Joint Venture Entity and a party or an Affiliate of a party shall be presumed to be in compliance with the foregoing if such transaction or contract was approved by the Board in accordance with paragraph 2(c) after disclosure of all material facts as to the interest of the party or Affiliate in such transaction.

    (e) SERVICES AGREEMENTS. Each of Cal Dive and CSO shall enter into a service agreement with the Joint Venture Entity to provide management, administrative, support and other services to the Joint Venture Entity, in each case covering such services and for the compensation as the parties shall agree. The parties may provide the Joint Venture Entity with additional services at the Joint Venture Entity's request on such terms and conditions as a third party would be willing to provide such services to the Joint Venture Entity.

    (f) TERMS OF CONTRACTS. The subcontracts between each of Cal Dive and CSO and the Joint Venture Entity which relate to the performance of Services by Cal Dive or CSO for the Joint Venture Entity shall be governed by the terms and conditions of the prime contract between the Joint Venture Entity and the customer of the Joint Venture Entity (including the terms regarding indemnification and governing law); provided, that if Cal Dive or CSO contracts with the Joint Venture Entity pursuant to paragraph 3(c) hereof, Cal Dive or CSO, as the case may be, may elect to have the subcontract governed by the terms and conditions of the Proposed Terms to the extent that they differ from the terms and conditions of the prime contract.

    (g) INSURANCE OF JOINT VENTURE ENTITY. The Joint Venture Entity shall carry, with a reasonably satisfactory insurance company or companies, insurance coverage at its expense with such limits as are customary in the industry in which it conducts business.

4.     COVENANTS OF CAL DIVE AND CSO.

    (a) RESTRICTION ON THE PERFORMANCE OF SERVICES. Each of Cal Dive and CSO acknowledges that the following restrictions are essential to permit the Joint Venture Entity to function as intended by the parties and to prevent the parties from usurping opportunities intended to be pursued by the Joint Venture Entity. During the Restricted Period, each of Cal Dive and CSO agrees that it will not
(i) perform Services within the
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Territory or contract to perform Services within the Territory, in each case in connection with any EPIC Project, (ii) permit any of its Affiliates or Persons in which it owns a Controlling Interest to perform such Services within the territory in connection with any EPIC Project, or (iii) except for such relationships as they exist as of the date hereof, become a shareholder, partner, member, owner, principal, consultant or agent of any Person engaged in performing any Services that are already performed by the other party within the Territory (whether or not in connection with an EPIC Project); provided, that
(A) Cal Dive, its Affiliates and Persons in which it owns a Controlling Interest are permitted to perform Cal Dive Services for the Joint Venture Entity in connection with EPIC Projects, (B) CSO, its Affiliates and Persons in which it owns a Controlling Interest are permitted to perform CSO Services for the Joint Venture Entity in connection with EPIC Projects, (C) Cal Dive and CSO may complete the performance of any Services within the Territory which they are obligated to perform under contracts existing prior to the Restricted Period, and (D) Cal Dive and CSO will not be prohibited from bidding for and performing services within the Territory under subcontracting arrangements in connection with any EPIC Project where the Joint Venture Entity, despite the reasonable best efforts of the Joint Venture Entity and the parties, was unsuccessful in obtaining a contract for such EPIC Project, did not have the opportunity to bid for such EPIC Project, elected not to bid for such EPIC Project, or under such other circumstances as the parties may agree, provided that in each such case the party seeking to bid for such subcontracting arrangements first notifies the other party of its intention to do so and such other party consents in writing thereto within fifteen (15) days after receipt of such notice, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing restriction is specifically not intended to restrict the performance, or contracting for the performance, of Services outside the Territory or to restrict Cal Dive or CSO from performing or contracting to perform Services within the Territory other than in connection with EPIC Projects.

    (b) RESTRICTION ON ACTIVITIES IN THE NORTH SEA AND BRAZIL. Cal Dive agrees that if it becomes aware of any activities involving Services in the North Sea or Brazil that it will present such opportunities to and discuss such opportunities with CSO prior to taking any actions in pursuit of such opportunities.

    (c) COOPERATION. When Cal Dive is engaged in any project where it is required to provide CSO Services, Cal Dive shall offer CSO the opportunity to provide such CSO Services in connection with such project. When CSO is engaged in any project where it is required to provide Cal Dive Services, CSO shall offer Cal Dive the opportunity to provide such Cal Dive Services in connection with such project. When a party (the "Offeror") is required to provide the other party (the "Offeree") with the opportunity to provide Services pursuant to this paragraph 4(c). The Offeree shall provide the Services to the Offeror at arm's-length rates determined as follows: the Offeror shall provide the Offeree with the most favorable (to the Offeror) terms and conditions which the Offeror is able to obtain from another provider (which terms and conditions relate only to the Services to be offered to the Offeree or which separately value such Services), and the Offeree shall have the option of providing the Services on the same terms and conditions as those forwarded to the Offeree with the offer or upon such other arm's-length terms and conditions as may be mutually agreed to in writing by the Offeror and the Offeree. If the Offeree does not exercise its right to provide the Services in writing within ten (10) days after receiving the offer, the Offeror shall be free to obtain the Services from another Person on terms and conditions which are no more favorable to the Person providing such Services than the terms and conditions offered to the Offeree.

    (D)    TECHNOLOGY.

    (i) Technology owned by a party prior to this Agreement or developed by a party in connection with this Agreement shall remain the sole and exclusive property of such party unless sold or otherwise transferred for consideration to the Joint Venture Entity. Without limiting the generality of the foregoing, any Technology developed by a party in connection with providing Services to the Joint Venture Entity shall be the sole and exclusive property of such party, and the Joint Venture Entity shall have no interest therein.
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    (ii) Technology developed independently by the Joint Venture Entity shall be the sole and exclusive property of the Joint Venture Entity and neither party shall have any interest therein.

    (iii) Technology developed in connection with this Agreement jointly by the parties or by one or both parties and the Joint Venture shall, to the extent possible, be assigned to the party making the most substantial contribution to the development of such Technology; provided, however, the party to whom such Technology is assigned shall grant a perpetual, royalty-free, non-exclusive license to use such Technology to the Joint Venture Entity if it independently made a material contribution to the development of the Technology and to the other party if it made such a contribution. The parties and the Joint Venture Entity shall make such assignments and execute and deliver such other documents as. shall be necessary to implement the provisions of this subparagraph.

    (iv) This paragraph 4(d) shall be subject to the terms of any License Agreement or any other contract between the Joint Venture Entity and either party or between the parties, and in the event of any conflict between the terms of such License Agreement or other contract and this Agreement, the terms of such License Agreement or other contract shall control.

    (v) Upon the request by either party, the other party shall execute and deliver, and shall cooperate to cause the Joint Venture Entity to execute and deliver, a secrecy agreement restricting the release of Technology between themselves and/or third parties in connection with the business activities contemplated by this Agreement.

    (e) CONFIDENTIALITY. Except as otherwise agreed by the parties in writing, the parties agree that, at all times during the term of this Agreement and for a five-year period following termination or expiration hereof, either party receiving information (the "Receiving Party") from the other party shall keep completely confidential, shall not publish or otherwise disclose and shall not use, directly or indirectly, for any purpose any information furnished to it by the other party (the "Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, except to the extent that the Receiving Party can establish by competent proof that such information:

    (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

    (ii) was part of the public domain at the time of its disclosure by the Disclosing Party;

    (iii) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

    (iv) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others; or

    (v) has been disclosed by the Disclosing Party to any third party without an obligation not to disclose such information to others.

The parties agree to take such actions and execute such documents as are necessary to cause the Joint Venture Entity to comply with this provision as a Receiving Party. Each Receiving Party may disclose the Disclosing Party's information to the extent that such disclosure is reasonably necessary in pursuing or defending litigation, or complying with applicable law or governmental or stock exchange (including The Nasdaq Stock Market) regulations; provided, however, that, if a Receiving Party intends to make any such disclosure, it shall (i) give reasonable advance written notice to the Disclosing Party of such intention so that the Disclosing Party may seek an appropriate protective order, and (ii) not disclose any information pending conclusion of any legal proceedings regarding such protective order. In the event that disclosure is required after the conclusion of any proceedings, the Receiving Party shall disclose only such Confidential Information as is specifically required by the terms of such law, order, regulation or requirement and shall use its best efforts to obtain from the party to whom the information is disclosed written assurance that confidential treatment will be accorded to such information. Furthermore, nothing in this paragraph shall be construed to preclude either party or the Joint Venture Entity from disclosing such information to third parties as may be necessary in connection with the transactions contemplated by this Agreement; provided, however, that the Receiving Party or the Joint Venture Entity shall in each case obtain from the proposed third-party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this paragraph. The parties shall, when appropriate, cause their respective officers, directors, employees, agents and other personnel to execute and deliver confidentiality agreements to ensure compliance with the confidentiality obligations contained herein.

    (f) NON-SOLICITATION. During the term of this Agreement and for a three-year period following termination or expiration hereof, neither party nor the Joint Venture Entity shall, directly or indirectly, without the written consent of the applicable party: (i) hire or solicit any employee of a party or encourage any such employee to leave such employment, or (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other person or entity which has a business relationship with a party to discontinue or reduce the extent of such relationship with such party.

    (g) INDEPENDENT CONTRACTOR. Each party shall be responsible for its obligations under this Agreement and under any resulting contract to which it is a party as contemplated by this Agreement, but shall not otherwise have any obligation or liability with respect to unrelated business activities of the other party, it being agreed that each party is an independent contractor and that neither party, its agents, or employees are, or shall be, either actual or constructive servants, agents or employees of the other party. This Agreement shall not be deemed to create a partnership between Cal Dive and CSO.

    (h) PRESS RELEASES. Neither party nor their Affiliates shall make publicly available any press release, promotional material or similar public statement naming or otherwise identifying the other party or any of its Affiliates without such other party's prior consent, which consent will not be unreasonably withheld, conditioned or delayed. Each party and any of their respective Affiliates shall provide the other party, as early as reasonably practicable, drafts of all press releases that include references to such other party or any of its Affiliates, and shall consider and use reasonable efforts to incorporate into all such press releases any comments provided by such other party in a reasonably timely manner. The parties agree to take such actions as are necessary to cause the Joint Venture Entity to comply with this paragraph.

    (i) FORCE MAJEURE. THE failure or delay of either party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control ("FORCE MAJEURE") shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall have used reasonable diligence to avoid such event of FORCE MAJEURE and mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the party suffering such FORCE MAJEURE shall notify the other party in writing within fourteen (14) days after the occurrence of such event of FORCE MAJEURE and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

    In the event of any conflict between the terms of this paragraph 4(i) and the terms of any "force majeure" provision contained in any contract to which the Joint Venture Entity is a party, the terms of the "force majeure" provision contained in such other contract shall control.

        (j)   DISPUTE RESOLUTION.

    (i) The parties shall attempt in good faith to resolve any Dispute as defined in paragraph 6(k) or any disagreement concerning the management of the Joint Venture Entity (a "Management Disagreement") promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any Dispute or Management Disagreement not resolved in the normal course of business (the "Initial Notice"), which notice shall include (A) a statement of such party's position and a summary of arguments supporting that position; and (B) the name and title of the executive who will represent that party and of any other person who will accompany the executive to a meeting to discuss the matter. Within five (5) business days after delivery of the Initial Notice, the receiving party shall provide the other party with a notice containing comparable information. Within ten (10) days after delivery of the Initial Notice, the executives of both parties shall meet at a mutually acceptable time and place, and shall meet thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute or Management Disagreement. All reasonable requests for information made by one party to the other party will be honored.

    (ii) If a Dispute (but not a Management Disagreement) is not resolved within thirty (30) days after the date of the Initial Notice, the executives will select an independent Person (the "Mediator") who is not a present or former officer, director, employee or agent of either party to act as a mediator to resolve such Dispute. Within five (5) business days after the Mediator is appointed, the executives and the Mediator shall meet at a mutually acceptable time and place to discuss the Dispute, and both parties shall promptly provide the Mediator with such information as the Mediator shall reasonably request. The Mediator shall investigate the Dispute and submit a proposed solution to the executives within thirty (30) days after being appointed as the Mediator. If such proposed solution is not acceptable to either party, such party may commence arbitration proceedings pursuant to paragraph 6(k) hereof.

    (iii) All discussions, negotiations and information provided pursuant to this paragraph 4(j) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

    (k) FURTHER ASSURANCES. Cal Dive and CSO each agree to execute and deliver such other documents or agreements and take such other actions as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Cal Dive and CSO agree to use commercially reasonable efforts to promote the business of the Joint Venture Entity in connection with EPIC Projects within the territory.

    (1) WAIVER OF CONFLICTS. Each of the parties hereto, for itself, its Affiliates and on behalf of the Joint Venture Entity, hereby waive any claim or cause of action against the other party or its Affiliates and any member of the Board appointed by the other party as a result of any breach of any duty to the Joint Venture Entity by any such Person as a result of a conflict of interest between the Joint Venture Entity and the party or its Affiliates other than the breach of a duty expressly imposed pursuant to this Agreement or another agreement between such party and the Joint Venture Entity. Except as provided in paragraph 4(a), neither party nor their Affiliates shall be prohibited from competing with the Joint Venture Entity in any respect or be obligated to reserve any business opportunity for the Joint Venture Entity. The Formation Documents shall contain provisions exculpating Board members from liability for any breach of a fiduciary duty other than for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which such member derived an improper personal benefit.

5.     TERM; TERMINATION; SURVIVAL; DEFAULT.

    (a) TERM; EXTENSION. The initial term of this Agreement shall be for a period of ten years from the date of the formation of the Joint Venture Entity. Either Cal Dive or CSO may extend the term of this Agreement for successive five year periods following the initial term or any subsequent extended term by giving notice to the other party prior to the end of the initial or extended term of its intention to extend the term of the Agreement for an additional five years; provided, no party may extend the Agreement if the other party has given written notice at least one year prior to the end of the initial or any extended term that it objects to the extension of this Agreement.

    (b) TERMINATION. This Agreement may be terminated in accordance with paragraphs (2)(g) and 2(h) prior to the expiration of the initial or any extended term:

      (i)  by mutual written consent of Cal Dive and CSO;

      (ii)by either party upon the Bankruptcy of the other party or of any Person directly or indirectly holding a Controlling Interest in the other party;

      (iii) by either party if any Person (other than the parties hereto) who does not have a Controlling Interest in the other party as of the date of this Agreement acquires, directly or indirectly, a Controlling Interest in the other party; provided, the party exercising this right must do so within three (3) months after receiving notice of the occurrence of such event from the other party;

    (iv) by a Non-Transferring Party pursuant to clause (iii)(F) of paragraph 2(i);

      (v) by either party if the Board has been unable to act for a period of twelve (12) months as a result Of a dispute concerning the management of the Joint Venture Entity which has not been resolved pursuant to subparagraph 4(j)(i) and neither party has acquired the Interests of the other pursuant to paragraph 2(j); or

      (vi) by either Cal Dive or CSO upon a default by the other party as described in paragraph 5(d).

    (c) SURVIVAL. The parties agree that this paragraph 5(c) and paragraphs 4(d), (e), (f), (i), (j), (k) and (m) and paragraphs 6(a), (e), (j) and (k)
shall survive the termination or expiration of this Agreement.

    (d) DEFAULT. In the event that either party fails, other than as provided in paragraph 4(i), for any reason to meet any of its obligations under this Agreement or in connection with any contract to provide Services entered into with the Joint Venture Entity or the non-defaulting party, the other party may give written notice to the defaulting party of such default.

      (i) Subject to the resolution thereof pursuant to subparagraph 4(j)(i) if such default results in a dispute hereunder, if the defaulting party does not cure any such default within sixty (60) days following the giving of notice as provided in paragraph 5(d), then, until such default is cured or a good faith effort to cure such fault has commenced, the other party shall have the following rights:

    (A) to cure any such default without prejudice to its rights against the defaulting party for full indemnification therefrom (including interest at a rate equal to two percent (2%) above the prime rate in effect from time to time during the duration of such default as reported in the Wall Street Journal); and

     (B) to recover any and all monies to which the non-defaulting party is entitled as provided above out of the defaulting party's share of profits from any project or the Joint Venture Entity.

    (ii) Subject to the resolution thereof pursuant to subparagraph 4(j)(i) if such default results in a dispute hereunder, if such default is not cured within sixty (60) days following the giving of notice as provided in paragraph 5(d) or, if such default could not reasonably be cured within sixty (60) days the defaulting party has not taken or is not continuing to take actions which are reasonably necessary to cure the default as promptly as practicable, the non-defaulting party shall have the right to terminate this Agreement, without prejudice to its rights against the defaulting party under this Agreement or otherwise at law.

6.      MISCELLANEOUS.

    (a) EXPENSES. Each of Cal Dive and CSO will pay all of their respective expenses, including attorneys' fees and the fees of any consultants, incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby; provided, however, that the Joint Venture Entity shall be responsible for all expenses incurred in connection with its formation and the preparation of the Formation Documents.

      (b) REMEDIES. Each of the parties hereto shall have all rights and remedies set forth in this Agreement (including, without limitation, paragraph 6(e)). All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or any other agreement or contract to which such person is a party. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without the requirement of posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Subject to paragraph 6(k) and without limiting the generality of the foregoing, the parties specifically agree that any breach or threatened breach of paragraphs 4(a) through 4(c) would cause irreparable injury to the non-breaching party or the Joint Venture Entity and that money damages would not provide an adequate remedy to the non-breaching party or the Joint Venture Entity, and that the non-breaching party or the Joint Venture Entity, as the case may be, shall accordingly have the right and remedy (i) to obtain an injunction prohibiting the breaching party from violating or threatening to violate such provisions, (ii) to have such provisions specifically enforced by any court of competent jurisdiction, and (iii) to require the breaching party to account for and pay over to the Joint Venture Entity or the non-breaching party all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of such provisions.

    (c) ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

    (d) THIRD PARTY BENEFICIARY. The Joint Venture Entity is, upon its formation, intended to be a third party beneficiary of this Agreement and shall be entitled to enforce the obligations of the parties to this Agreement to the same extent as if it were a party hereto.

    (e)    INDEMNIFICATION.

    (i) Cal Dive hereby agrees to indemnify and hold harmless CSO and its directors, officers, employees, Affiliates, agents, successors and assigns from and against (A) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Cal Dive under this Agreement or the enforcement of this Agreement (including, without limitation, this paragraph 6(e)), and (B) any and all Expenses incident to the foregoing.

    (ii) CSO agrees to indemnify and hold harmless Cal Dive and its directors, officers, employees, Affiliates, agents, successors and assigns from and against
(A) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of CSO under this Agreement or the enforcement of this Agreement (including, without limitation, this paragraph 6(e)), and

(B) any and all Expenses incident to the foregoing.

      (iii) In the event that any Legal Proceedings shall be instituted or asserted by any Person in respect of which payment may be sought under this paragraph 6(e), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Proceeding of which it has knowledge which is covered by the indemnities under this paragraph 6(e) to be forwarded to the indemnifying party; provided, however, that the failure of the indemnified party to give such reasonable and prompt notice shall not release, waive or otherwise offset the indemnifying party's obligations hereunder with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses or Expenses indemnified against hereunder; PROVIDED, HOWEVER, that (i) prior to assuming control of such defense, the indemnifying party shall verify in writing to the indemnified party that the indemnifying party will be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification with respect thereto and (ii) no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Legal Proceeding so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses and Expenses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses and Expenses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Proceeding. If the indemnified party defends any Legal Proceeding, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Legal Proceeding upon submission of periodic bills. The indemnified party may not settle any Legal Proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Proceeding, the indemnified party may participate, at its own expense, in the defense of such Legal Proceeding; PROVIDED, HOWEVER, such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding.

    After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Proceeding hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five business days after the date of such notice.

    (f) SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind, and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. Neither party shall transfer or assign this Agreement or any of their rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party hereto. Any attempted transfer or assignment of this Agreement or any rights or obligations hereunder in violation of this provision shall be void AB INITIO.

    (g) SEVERABILITY_. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    (h) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

    (i) SECTION HEADINGS: INTERPRETATION. The section headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and are to be given no effect in the construction or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

    (j) GOVERNING LAW: SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF
PROCESS.

    (i) Except as expressly provided in paragraph 6(k), the internal law, and not the conflicts of law principles, of the State of Delaware shall govern this Agreement as well as the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto.

    (ii) Solely to the extent permitted by paragraph 6(k) hereof, each of the parties hereto hereby irrevocably submit for itself and its property to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any Dispute and each party hereby irrevocably agrees that all claims in respect of such Dispute or any action, suit or proceeding related thereto, solely to the extent expressly permitted by paragraph 6(k) hereof, may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Dispute, provided that relief sought in any action, suit or proceeding relating thereto is of the nature expressly permitted by paragraph 6(k) hereof to be sought in such court. Each of the parties hereto agrees that an Award or a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    (iii) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature expressly permitted by paragraph 6(k) hereof by the delivery or mailing of a copy thereof in accordance with the provisions of paragraph 6(1).

    (iv) Nothing in this paragraph (6j) shall affect the rights of the parties to commence any action, suit or proceeding of the nature expressly permitted by paragraph 6(k) hereof in any other forum or to serve process in any such action, suit or proceeding in any other manner permitted by law.

    (k) ARBITRATION.

    (i) Any claim, dispute or other disagreement other than a Management Disagreement (each, a "Dispute") between Cal Dive and CSO or between Cal Dive or CSO, on the one hand, and the Joint Venture Entity, on the other hand, arising out of or relating to this Agreement, any contract between either party and the Joint Venture Entity or the Formation Documents, or any of the transactions contemplated hereby or thereby, shall be finally settled by arbitration in accordance with the terms of this subparagraph 6(k)(i); provided that any party shall in any event have the right to seek and obtain equitable relief during the pendency of such Dispute pursuant to subparagraph 6(k)(ii) hereof. In the event of any Dispute, any party may serve written notice of such Dispute on any other party and each party to such Dispute shall undertake in good faith to resolve such Dispute. If the parties cannot agree to resolve such Dispute within 15 days after such written notice, any party to such Dispute may, by further written notice (the "Arbitration Notice") to the other party, commence an arbitration proceeding by bringing the Dispute to an arbitration panel selected as provided below. The Arbitration Notice shall be filed simultaneously with the International Chamber of Commerce in New York, New York, and shall contain a description of the amount in controversy, the nature of the Dispute and the paragraph(s) of this Agreement to which such Dispute relates. Disputes shall be decided by an arbitration panel comprised of three arbitrators (each of whom shall be a practicing lawyer knowledgeable and experienced in matters of commercial and construction law), one arbitrator to be selected by Cal Dive, a second arbitrator to be selected by CSO, and the third arbitrator (the "Independent Arbitrator"), who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within 15 days, the Independent Arbitrator shall be appointed by the International Chamber of Commerce in New York, New York. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the party who selected such arbitrator in the first instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the parties fail to agree on such replacement within 15 days, either party may request that the International Chamber of Commerce in New York, New York appoint such replacement Independent Arbitrator. The arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect, except to the extent such rules are inconsistent with the provisions of this subparagraph 6(k)(i). The parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, for the arbitration panel and shall submit such statement to the arbitration panel within 15 days after it is selected, but, in any event, within 60 days after service of the Arbitration Notice. The arbitration panel shall give all parties the opportunity to make an oral presentation to the arbitration panel in the presence of the other party if either party so requests. The parties shall have, for a period of 180 days after service of the Arbitration Notice (the "Discovery Period"), all rights of discovery provided by the New York Civil Practice Law and Rules then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within 10 days of such discovery request, and no discovery request may be served after the date 10 days before the termination of the Discovery Period. Subject to the proviso in the first sentence of this subparagraph 6(k)(i) and to subparagraph 6(k)(ii) hereof, the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "Award"). The Award shall not be subject to appeal to or review by any court or administrative body except as set forth in Section 10(a) of the Federal Arbitration Act, codified as 9 U.S.C.A. ss.10(a) (West Supp.
1997). The Award shall determine (A) whether each party's obligations under this Agreement were met and (B) what damages or remedies (which may include final equitable relief) are due to the respective parties under the terms of this Agreement. The agreement to arbitrate contained in this paragraph 6(k) shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Each party shall bear its own costs and expenses for arbitration, subject to reimbursement as determined by the arbitration panel in the Award. Arbitration shall, unless the parties otherwise agree in writing, take place in New York, New York.

    (ii) Nothing contained in this paragraph 6(k) shall preclude, or be deemed, construed or interpreted to preclude, any party from seeking interim equitable relief from a court of competent jurisdiction against the other party, where circumstances so require, except that no party shall be entitled to seek a stay of any arbitration proceeding brought hereunder. The parties agree that, upon the application of any of the parties, and whether or not an arbitration proceeding has yet been initiated pursuant to this paragraph 6(k), all courts having jurisdiction are hereby authorized to (A) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this paragraph 6(k), and/or (B) enter into and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of the Award.

    (1) NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Cal Dive or CSO at the addresses indicated below:

            If to Cal Dive:

                  Cal Dive International, Inc.
                  13430 Northwest Freeway
                  Suite 350
                  Houston, Texas 77040
                  Attention: Mr. Owen Kratz, President
                  Facsimile No: 713/690-2204
            with a copy to:

                  Cal Dive International, Inc.
                  13430 Northwest Freeway
                  Suite 350
                  Houston, Texas 77040
                  Attention: Andrew C. Becher, Esq., General Counsel Facsimile No: 713/690-2204

            If to CSO:

                  Coflexip Stena Offshore Inc.
                  7660 Woodway
                  Suite 390
                  Houston, Texas 77063
                  Attention: Kevin Peterson
                  Facsimile No.: 713/789-7367

            with a copy to:

                  Coflexip
                  23 Avenue de Neuilly
                  75116 Paris, France
                  Attention: General Counsel
                  Facsimile No.: 33 1 40 67 60 07

            and to:

                  Nixon, Hargrave, Devans & Doyle LLP
                  437 Madison Avenue
                  New York, New York 10021
                  Attention: Richard F. Langan, Jr.
                  Facsimile No.: (212) 940-3111

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Such notices, demands and other communications shall be sent to the Joint Venture Entity at the principal address of the Joint Venture Entity when it is formed or to such other address or to the attention of such other Person as the Joint Venture Entity has specified by prior written notice to the sending party. When any notice, demand or other communication is sent by one party to the Joint Venture Entity a copy of such notice, demand or other communication shall also be sent to the other party in the manner required by this paragraph.

    (m) "INTERPRETATION" The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

    (N) "CONFLICT WITH FORMATION DOCUMENTS." In the event that there is a conflict between the terms of this Agreement and the terms of any Formation Document which has been executed by both parties hereto, the terms of such Formation Document shall control; otherwise, the terms of this Agreement shall control.

      IN WITNESS WHEREOF each party has executed this Agreement as of the day and year first above written.

                                            COFLEXIP STENA OFFSHORE INC. By:

                                            /s/ KEVIN PETERSON
                                                Kevin Peterson, President


                                           CAL DIVE INTERNATIONAL, INC.

                                            /s/ OWEN KRATZ
                                                Owen Kratz, President

                                                                    SCHEDULE A-1

                                CAL DIVE SERVICES

      1.   ROV operation
      2.   Diving
      3.   Coiled Tubing
      4.   Flexible lay operations with deck load requirements up to 600 MT
      5.   Riser installation
      6.   Well servicing
      7.   DP DSV's and related services
      8.   4 Point DSV's (when applicable)

                                                                    SCHEDULE A-2

                                   CSO SERVICES

     1. Flexible lay operations in excess of Joint Venture Entity vessel capabilities (including risers)
     2.   Product sales, manufacture and supply of
                    - Umbilicals
                    - Flex hose
                    - Flex pipe
     3.   ROV manufacture and sale
     4.   EPIC project design and engineering and project management
     5. Reeled hard pipe lay (including risers installed in connection with lay operations, excluding coiled tubing)
     6. DP DSV in excess of Cal Dive and Joint Venture Entity capability to provide

                                                                      SCHEDULE B

                               PERCENTAGE INTERESTS

If the Joint Venture Entity is a Limited Liability Company:
     Cal Dive:
     CSO: 49%

If the Joint Venture Entity is a Limited Partnership:

     CAL DIVE: 50.49%
     CSO: 48.51%
     GENERAL PARTNER: 1%

            Cal Dive's Interest in the General Partner: 51%
            CSO's Interest in the General Partner: 49%